EXHIBIT 1

JOINT FILING AGREEMENT

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of iShares Inc. – MCSI Sweden Index Fund (EWD) is being filed on behalf of each of us.

December 19, 2012

Psagot Investment House Ltd. /s/ Lilach Geva Harel —————————————— By: Lilach Geva Harel* Title: Senior Vice President /s/ Shlomo Pasha —————————————— By: Shlomo Pasha* Title: Chief Financial Officer

Psagot Securities Ltd. /s/ Adi Barkan —————————————— By: Adi Barkan* Title: Operation VP /s/ Barak Soreni —————————————— By: Barak Soreni* Title: Chief Executive Officer

* Signature duly authorized by resolution of the Board of Directors.